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                                                                   EXHIBIT 10.15

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

     This Severance Agreement and General Release ("Agreement") is made and entered into this 6th day of February, 1997, by and among Downey Financial Corp., a Delaware corporation ("DFC"), Downey Savings and Loan Association, F.A., a federally chartered savings association and wholly owned subsidiary of DFC ("DSLA"), and Stephen W. Prough, an individual ("Executive"). For purposes of this Agreement, DFC, DSLA and/or their respective subsidiaries and affiliates may collectively be referred to as the "Company" as the context requires. This Agreement is entered into with reference to the following:

                                    RECITALS

     A. Executive has served as Chief Executive Officer, President and as a director of DFC, DSLA and certain of their respective subsidiaries and affiliates, pursuant to that certain Employment Agreement between Executive and DSLA, dated June 14, 1994, as amended and extended (the "Employment Agreement");

     B. By letter dated February 6, 1997 to the DFC's Board of Directors, Executive has determined to resign his respective positions with the Company, such resignation to be effective as of the close of the Company's business on February 14, 1997 (the "Effective Date");

     C. The Company wishes to accept Executive's resignation, such resignation to be effective as of the close of the Company's business on the Effective Date, to terminate the Employment Agreement as of the Effective Date and to provide Executive with certain severance benefits, all as set forth herein;

     D. As part of this Agreement and in consideration of certain accommodations provided to Executive by the Company hereunder, Executive has agreed to release the Company and its respective directors, officers, employees, agents and assigns from all claims and causes of action that Executive may now or hereafter have, whether known or unknown.

     NOW, THEREFORE, IN CONSIDERATION OF the foregoing recitals, which are incorporated as an integral part of this Agreement, the mutual promises of the parties and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

     1. RESIGNATION OF EXECUTIVE. Executive hereby irrevocably resigns his positions as director and officer of the Company, effective as of the close of the Company's business on the Effective Date.

     2. SEVERANCE PAYMENT. On the Effective Date, the Company shall pay or shall cause to be paid to Executive, in cash or other readily available funds, the gross sum of Eight Hundred Thousand Dollars ($800,000), less any amounts required to be deducted by the Company for federal and state taxes or other applicable requirements.

     3. STOCK OPTIONS. The parties hereby acknowledge that Executive presently owns vested stock options (the "Stock Options") entitling Executive to acquire 78,750 shares of DFC Common Stock (the "Number of Vested Option Shares") at an exercise price of $13.57 per share. The parties hereby agree that, as an accommodation to Executive, on the Effective Date, the Company shall pay or cause to be paid to Executive, in cash or other readily available funds, the sum of Five Hundred Eighty Five Thousand One Hundred Twelve Dollars and Fifty Cents ($585,112.50), less any amounts required to be deducted by the Company for federal and state taxes or other applicable requirements, which sum represents the difference between the exercise price of the Stock Options and the closing market value of DFC's Common Stock on the New York Stock Exchange ($21.00 per share) as of January 30, 1997, multiplied by the Number of Vested Option Shares. Upon receipt of such payment, Executive shall surrender the Stock Options to the Company. The parties further acknowledge and agree that Executive shall have no further rights with respect to the Stock Options or any other DFC stock options or awards, and that all previously granted stock options shall terminate as of the Effective Date.

     4. TERMINATION OF EMPLOYMENT Agreement. The Employment Agreement shall be terminated as of the Effective Date, and all obligations of any party thereunder shall thereby be forever released and discharged.




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     5. 1996  INCENTIVE  COMPENSATION.  The parties  acknowledge  and agree that
Executive has received the full amount of incentive compensation owed to him for 1996 under the Company's incentive compensation program and the Employment Agreement, and that Executive is not entitled to any additional incentive compensation hereunder or thereunder.

     6. 1997 BASE SALARY. On the Effective Date, the Company shall pay or cause to be paid to Executive, in cash or other readily available funds, the gross sum of Sixteen Thousand Six Hundred and Sixty Seven Dollars ($16,667), less any amounts required to be deducted by the Company for federal and state taxes or other applicable requirements, which amount represents the full remaining amount of base salary that Executive is entitled to receive under the terms of the Employment Agreement to the Effective Date.

     7. DEFERRED COMPENSATION PAYMENT. On the Effective Date, the Company shall pay or cause to be paid to Executive, in cash or other readily available funds, the sum of Two Hundred Ten Thousand Four Hundred Fifty Six Dollars and Ninety Five Cents ($210,456.95), less any amounts required to be deducted by the Company for federal and state taxes or other applicable requirements, which amount represents the full amount of deferred compensation, inclusive of all accrued interest that Executive is entitled to receive under the terms of the Company's Deferred Compensation Plan, as calculated pursuant to the crediting rate methodology.

     8. HEALTH/OTHER BENEFITS. Executive shall be entitled to continue participation in all Company health and other benefit programs to which he is currently entitled from the date hereof through February 28, 1997. Thereafter, Executive shall be entitled to receive the benefits to which he is entitled pursuant to the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA"), which shall be provided in accordance with the terms of the Company's health benefit plans. No health or postemployment benefits, other than those provided for under COBRA, shall be provided to Executive hereunder.

     9. ACCRUED VACATION PAY. On the Effective Date, the Company shall pay or cause to be paid to Executive, in cash or other readily available funds, the sum of Sixty Six Thousand Three Hundred Forty Four Dollars and Ninety Three Cents ($66,344.93), less any amounts required to be deducted by the Company for federal and state taxes or other applicable requirements, which amount represents the full amount of accrued but unused vacation pay owed by the Company to Executive through the Effective Date.

     10. MUTUAL GENERAL RELEASE. In further consideration of the promises and agreements made hereunder, Executive agrees unconditionally and forever to release and discharge the Company and its respective subsidiaries, affiliates, officers, directors, employees, representatives, attorneys, agents and assigns, and the Company agrees unconditionally and forever to release and discharge Executive and his representatives, attorneys, agents and assigns, from any and all claims, actions, causes of action, demands, liabilities, rights or damages of any kind or nature which any of them may now have, or ever have, whether known or unknown, against the other, including any claims, causes of action or demands of any nature arising out of or in any way relating to Executive's employment with, or separation from the Company.

     This release specifically includes, but is not limited to, any claims for discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, Section 1981 of Title 42 of the United States Code, and the California Fair Employment and Housing Act.

     The parties further agree knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.

     Executive represents and agrees that, prior to the execution of this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Executive affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the severance benefits described



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herein.  Executive  further  confirms  that he has not  relied  upon  any  other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

     11. TRADE SECRETS/CONFIDENTIALITY/SURRENDER OF COMPANY PROPERTY. Except as may be required by law, regulation or court order, Executive shall not divulge any proprietary information or trade secrets of the Company and shall otherwise respect the confidential nature of such proprietary information and trade secrets. Executive shall surrender all Company property on or prior to the Effective Date.

     12. NEWS RELEASE. The parties shall cooperate in the preparation of a news release for dissemination on or prior to the Effective Date.

     13. REIMBURSEMENT OF BUSINESS EXPENSES. Executive shall be entitled to reimbursement of properly submitted claims for business expenses in accordance with the Company's policies and practices through the Effective Date.

     14. INDEMNIFICATION. The Company shall indemnify Executive in accordance with the indemnification obligations under the Company's charter documents, including the respective certificate of incorporation, federal stock charter and bylaws of DFC, DSLA or their respective subsidiaries or affiliates, as the case may be, and otherwise as is consistent with applicable law, in connection with claims or causes of action relating to or otherwise arising in connection with Executive's service to the Company. Upon reasonable notice from the Company, Executive shall make himself reasonably available to assist and otherwise cooperate with the Company in connection with any litigation matters involving the Company.

     15. NON-DISPARAGEMENT. The parties hereby agree that none of them shall disparage the other in any future statements or communications concerning Executive and his employment with the Company or otherwise.

     16. INQUIRIES BY THIRD PARTIES. The parties hereby agree that they will consult with one another with respect to appropriate responses to inquiries from stock exchanges, analysts, the press, customers, governmental authorities and other third parties regarding Executive's resignation from the Company. The parties further agree that, except as required by law or regulation, none of them will respond to such inquiries or make other public statements regarding these matters (other than the news release referred to in Section 12 hereof) until such consultation has occurred.

     17. ARBITRATION. Any and all disputes or claims arising out of or in any way related to Executive's employment with, or separation from the Company, as well as any and all disputes or claims arising out of or in any way related to this Agreement, including without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before an arbitrator of the American Arbitration Association in Orange County, California in accordance with the rules of that body governing commercial disputes, and the prevailing party shall be entitled to reasonable costs and attorneys' fees. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     18. GOVERNING LAW. This Agreement shall be construed under the laws of the State of California, both procedural and substantive, except as may be required under federal laws and regulations applicable to federally chartered savings associations or their subsidiaries or affiliates.

     19. REVOCATION RIGHT. Executive acknowledges that he has been advised that he has twenty-one (21) days to consider this Agreement and that he was informed that he has the right to consult with counsel regarding this Agreement. To the extent that Executive has taken less than twenty-one (21) days to consider this Agreement, Executive acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time. This Agreement is revocable by Executive for a period of seven (7) days following Executive's execution of this Agreement. The revocation by Executive of this Agreement must be in writing, must specifically revoke this Agreement, and must be received by the Company prior to the eighth (8th) day following the execution of this Agreement by Executive. This Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Executive's execution of the Agreement.

     20. MISCELLANEOUS. This Agreement sets forth the entire agreement between Executive and the Company relating to the subject matter hereof and supersedes all prior oral or written agreements relating thereto, including, without limitation, the Employment Agreement. This Agreement shall be binding upon all parties' respective




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heirs, representatives, successors and assigns. If any portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Agreement. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one original document. The undersigned agree to the terms of this Agreement and voluntarily enter into it with the intent to be bound thereby.




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     IN WITNESS WHEREOF,  the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE:                  DOWNEY FINANCIAL CORP.


     /s/ STEVEN W. PROUGH        By:        /s/ DONALD E. ROYER
-------------------------------     --------------------------------------------
Stephen W. Prough                   Donald E. Royer
                                    Executive Vice President and General Counsel

                                 DOWNEY SAVINGS & LOAN ASSOCIATION, F.A.

                                 By:          /s/ DONALD E. ROYER
                                    --------------------------------------------
                                    Donald E. Royer
                                    Executive Vice President and General Counsel


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